UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2014

Par Petroleum Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-36550	84-1060803
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Gessner Road, Suite 875 Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)

(713) 969-3293

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Second Amendment to Delayed Draw Term Loan and Bridge Loan Credit Agreement

On September 10, 2014 (the “Effective Date”), Par Petroleum Corporation (the “Company”) and certain subsidiaries of the Company (the “Guarantors”) entered into a Second Amendment (the “Second Amendment”) to Delayed Draw Term Loan and Bridge Loan Credit Agreement (as amended from time to time, the “Credit Agreement”) with Jefferies Finance LLC, as administrative agent (the “Agent”) for the lenders party thereto from time to time, including WB Macau55 Ltd., Highbridge International, LLC and Highbridge Tactical Credit & Convertibles Master Fund, L.P. (collectively, the “Term Lenders”). Prior to the effectiveness of the Second Amendment, the Company was required to repay the obligations with respect to the $35.0 million advance made to the Company on July 28, 2014 within fifteen days (the “Prepayment Date”) of the Company’s receipt of net equity proceeds from its previously completed registered rights offering made pursuant to the prospectus supplement filed with the Securities and Exchange Commission on July 22, 2014 (the “Rights Offering”). Pursuant to the Second Amendment, the Term Lenders agreed to extend the Prepayment Date until March 31, 2015. Effective September 3, 2014, in accordance with the terms of the Credit Agreement, the Company terminated all of the bridge loan commitments under the Credit Agreement (the “Bridge Loan Commitments”) of Chatham Asset High Yield Master Fund, LTD., Chatham Eureka Fund, L.P., Omega Charitable Partners, L.P., ZCOF Par Petroleum Holdings, L.L.C. and ICQ Investments 17, LP (collectively, the “Bridge Lenders”) prior to the Bridge Lenders having made any bridge loans in respect of the Bridge Loan Commitments. The Company terminated the Bridge Loan Commitments due to the successful completion of the Rights Offering and the receipt by the Company of gross proceeds, before expenses, of approximately $101.8 million. The Company intends to use the net proceeds from the Rights Offering to finance potential acquisitions, including the pending acquisition of Koko’oha Investments, Inc., a Hawaii corporation (“Koko’oha”), and for general corporate purposes, including working capital. The Second Amendment also modifies various provisions of the Credit Agreement to reflect the termination of the Bridge Loan Commitments.

The foregoing description of the Second Amendment is qualified in its entirety by reference to the Second Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Amendment to Agreement and Plan of Merger

On September 9, 2014, the Company entered into an amendment (the “Merger Agreement Amendment”) to the Agreement and Plan of Merger dated June 2, 2014 (as amended from time to time, the “Merger Agreement”), among the Company, Bogey, Inc., a Hawaii corporation and a wholly owned indirect subsidiary of the Company, Koko’oha, and Bill D. Mills, in his capacity as the shareholders’ representative. Pursuant to the Merger Agreement Amendment, the parties agreed to extend the date by which the Company or Koko’oha can terminate the Merger Agreement for failure to consummate the merger contemplated thereby to January 1, 2015.

The foregoing description of the Merger Agreement Amendment is qualified in its entirety by reference to the Merger Agreement Amendment, a copy of which is attached hereto as Exhibit 10.2 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1 Second Amendment to Delayed Draw Term Loan and Bridge Loan Credit Agreement dated as of September 10, 2014, by and among the Company, the Guarantors party thereto, the Lenders party thereto and Jefferies Finance LLC, as administrative agent for the Lenders.

10.2 Amendment to Agreement and Plan of Merger dated as of September 9, 2014, by and among the Company, Bogey, Inc., Koko’oha Investments, Inc. and Bill D. Mills, in his capacity as the shareholders’ representative.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Par Petroleum Corporation

Dated: September 10, 2014	/s/ Brice Tarzwell
Brice Tarzwell Senior Vice President, Chief Legal Officer and Secretary

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